Exhibit 107

Aquaron Acquisition Corp.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
	Equity	Units, each consisting of one share of Common Stock, $0.0001 par value, one Right to acquire 1/10 of a share of Common Stock, and one redeemable warrant(2)	Rule 457(a)	5,750,000	$10.00	$57,500,000.00	$92.70 per $1,000,000	$5,330.25
	Equity	Shares of Common Stock included as part of the Units(3)	Rule 457(g)	5,750,000	—	—	$92.70 per $1,000,000	—	(4)
	Equity	Redeemable warrants included as part of the Units(3)	Rule 457(g)	5,750,000	—	—	$92.70 per $1,000,000	—	(4)
	Equity	Rights included as part of the Units(3)	Rule 457(g)	5,750,000	—		$92.70 per $1,000,000	$—	(4)
	Equity	Shares of Common Stock underlying the Rights included as part of the Units(3)	Rule 457(a)	575,000	$10.00	$5,750,000.00	$92.70 per $1,000,000	533.03	(4)
	Equity	Representative’s Unit Purchase Option	Rule 457(a)	1	$100.00	$100.00	$92.70 per $1,000,000	$0.01
	Equity	Units underlying the Representative’s Unit Purchase Option	Rule 457(a)	172,500	$11.50	$1,983,750.00	$92.70 per $1,000,000	$183.89
	Equity	Shares of Common Stock included as part of the Representative’s Units	Rule 457(g)	172,500	—	—	$92.70 per $1,000,000	—	(4)
	Equity	Redeemable warrants included as part of the Representative’s Units	Rule 457(g)	172,500	—	—	$92.70 per $1,000,000	—	(4)
	Equity	Rights included as part of the Representative’s Units	Rule 457(g)	172,500	—	—	$92.70 per $1,000,000	$—	(4)
	Equity	Shares of Common Stock underlying the Rights included as part of the Representative’s Units	Rule 457(a)	17,250	$11.50	$172,500.00	$92.70 per $1,000,000	15.99

Carry Forward Securities
Carry Forward Securities
		Total Offering Amounts						$65,406,435.00
		Total Fees Previously Paid						$0
		Total Fee Offsets
		Net Fee Due						$6,063.18

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.
(2)	Includes (i) Units, (ii) Common Stock, Redeemable Warrants and Rights underlying such Units and (iii) Common Stock underlying the Redeemable Warrants and Rights included in such Units which may be issued on exercise of a 45-day option granted to the Underwriters to cover over-allotments, if any.
(3)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share capitalizations or similar transactions.
(4)	No fee pursuant to Rule 457(g).